EXHIBIT 10.13.2

                           FIRST AMENDED AND RESTATED
                              MANAGEMENT AGREEMENT
                                  (NORTH OAKS)


        THIS FIRST AMENDED AND RESTATED MANAGEMENT AGREEMENT ("Agreement") is entered into this 31st day of March, 1993, by and between NORTH OAKS PARTNERSHIP, a Maryland general partnership (the "Sponsor") and LIFE CARE SERVICES CORPORATION, an Iowa corporation ("LCS").


                                   I. PREAMBLE

        1.1 By this Agreement the Sponsor is engaging LCS to provide management services relating to the operation of North Oaks (the "Community"), a life-care retirement community located in Pikesville, Maryland.


                             II. GENERAL ASSUMPTIONS

        2.1 GENERAL RESPONSIBILITY OF SPONSOR. During the term of this Agreement, the Sponsor retains responsibility to:

                2.1.1 Establish the policies and approve the budget of the Community and to plan for its short-range and long-range goals;

                2.1.2 Review and evaluate the performance of LCS in carrying out the policies and in attaining the goals established by the Sponsor, using tools such as the management evaluation form and the resident satisfaction survey; and

                2.1.3 Periodically review and confirm or change the policies and goals of the Community.

        These responsibilities are more particularly described in Article IV.

        2.2 GENERAL RESPONSIBILITY OF LCS. During the term of this Agreement, LCS assumes responsibility to:

                2.2.1 Implement the policies established by the Sponsor;

                2.2.2 Supervise the day-to-day management of the Community;

                2.2.3 Provide the Sponsor with relevant information (as hereinafter provided) as to past operations of the Community; and

                2.2.4 Provide the Sponsor with operational projections and recommendations as to the future operation of the Community.

        These services are more particularly described in Article III.


                      III. SPECIFIC RESPONSIBILITIES OF LCS

        3.1 MANAGEMENT. During the term of this Agreement, LCS shall:

                3.1.1 Recommend policies and goals to be established by the Sponsor, and regularly evaluate such policies and goals;

                3.1.2 Supervise the day-to-day operations of the Community as set forth herein, subject to and in accordance with the budgets and policies established from time to time by the Sponsor; and

                3.1.3 Develop, install, and maintain specific operating procedures, systems and controls, and make operational recommendations regarding remodeling or expansion of the Community similar to those recommended by LCS for other communities it manages.

        3.2 PERSONNEL. During the term of this Agreement, LCS shall:

                3.2.1 Recruit and train administrative officers (the administrative officers may be titled executive director, administrator, associate administrator, assistant administrator, administrator-in-training or such other titles as may be deemed desirable by LCS from time to time) and other operating personnel, as needed, and their replacements. The administrative officers shall be employees of LCS, but their total compensation, salaries, bonus, and fringe benefits, and any education, professional memberships, licensing expenses and relocation costs (moving to the Community) shall be reimbursed to LCS by the Sponsor as operating costs of the Community under paragraph 4.5 below. "Compensation" includes salary and performance incentives. "Fringe Benefits" include: (i) all accruing payroll taxes including FICA taxes and state and federal unemployment contributions, (ii) all insurance premiums which are based on payroll, including workers' compensation and employer's contribution to group life, medical insurance and retirement plans, and (iii) vacations. To the extent such coverage remains reasonably and commercially available, each administrative officer will be bonded by a fidelity bond in an amount not less than One Million Dollars ($1,000,000), in forms satisfactory to the Sponsor. LCS shall provide Sponsor with a copy of such policy upon request. Except for the administrative officers and the project accounting manager (as described in paragraph 3.3.3 below), all other operating personnel shall be employees of the Sponsor but shall serve at the pleasure of the chief administrative officer;

                3.2.2 Develop qualified administrative management candidates in anticipation of future management personnel needs;

                3.2.3 Supervise training programs for management staff and operating personnel;

                3.2.4 Recommend personnel policies, procedures, and forms to be adopted by Sponsor and identify resources to be made available;

                3.2.5 Supervise education seminars and LCS peer reviews to promote idea sharing for key Community personnel with their peers from other LCS managed communities;

                3.2.6 Supervise the screening, testing and training of on-site bookkeeping personnel;

                3.2.7 Recommend employee performance appraisal and goal setting programs;

                3.2.8 Supervise a group unemployment claims review procedure with a claims consultant available for special cases; and

                3.2.9 Supervise Community management with appropriate on-site visits by LCS senior staff.

        3.3 FINANCIAL CONTROLS. During the term of this Agreement, LCS shall establish and maintain a system of financial controls for the Community similar to those recommended by LCS for other communities it manages, which allows the Community to maintain its books and records according to generally accepted accounting principles, as follows:

                3.3.1 On a monthly basis, prepare or review preparation of and analyze the:

                A.      Balance Sheet

                B. Statement of Operations with variances to budget for the current period and the year to date

                C.      General Ledger

                D.      Analysis of Financial Statements

                E.      90-Day Cash Flow Projections

                F.      Comparative Operating Statistics and Operating Analysis

                G. Administrative reports highlighting significant management activities during the month

                3.3.2 On an annual basis:

                A. Prepare annual budgets for operating revenue and expense and capital expenditures for the Community. Budgets shall be prepared in advance of each Community fiscal year. Cash flow projections shall accompany each operating budget. It is understood that budgets are only estimates and guidelines of future results, and that budget overruns may occur.

                B. Project the long-term financial position of the Community through the preparation and review of a 10-year cash flow.

                C. Assist Sponsor in planning for minimum reserve levels for operations, debt service, and regulatory compliance.

                D. Direct ongoing actuarial data accumulation and reports to help determine morbidity and mortality statistics on residents of the Community to assist the Sponsor to anticipate attrition and Community health center usage, and the impact of such anticipated attrition and Community health center usage on future operating results. This does not include an actuarially based financial evaluation.

                E. Conduct operational reviews of accounting procedures. The scope of these office or field reviews may include general ledger preparation, cash control, use of personal computers, payroll, accounts receivable, accounts payable, endowment refund calculations, health center billings and statistical reporting.

                F. Supervise Sponsor's bookkeeping staff in preparation of schedules in support of the annual report (the audit), and review the annual report prepared by the independent certified public accounting firm.

                G.      Respond to the management letter from the auditors.

                H.      Prepare a condensed audit statement for residents.

                I. Review the financing documents to understand and advise on reporting requirements.

                J. Recommend a schedule of resident entrance endowments, monthly service fees and health center charges.

                K. Calculate the resident related allowable medical expense deduction, where applicable.

                L. Prepare special operating proformas which may be requested from time to time.

                3.3.3 LCS shall provide qualified personnel to assist in maintaining or changing the Sponsor's bookkeeping system and in training the Sponsor's bookkeeping personnel. LCS shall recruit and train a competent project accounting manager acceptable to supervise Sponsor's bookkeeping personnel. Such accounting manager shall be an employee of LCS, but his/her total compensation, salary, bonuses, and fringe benefits, and any education, professional memberships, licensing expenses and relocation costs (moving to the Community) shall be reimbursed to LCS by the Sponsor as operating costs of the Community under paragraph 4.5. LCS shall receive from the Sponsor monthly financial information and from such information, unaudited financial statements shall be compiled by LCS internal accounting staff. The internal accounting staff of LCS (not located at the Community) are and shall remain employees of LCS, and the direct employee costs associated therewith shall remain the responsibility of LCS, and shall not be considered an operating cost of the Community.

        3.4 MARKETING. During the term of this Agreement, LCS shall:

                3.4.1 Supervise the marketing, advertising and occupancy development staff for all living units which become available;

                3.4.2 Periodically review the residency agreement and recommend changes thereof as and if required;

                3.4.3 Select and train on-site marketing personnel;

                3.4.4 Install a leads management and fulfillment program;

                3.4.5 Develop an annual strategic marketing plan designed to meet the specific needs of the Community; a copy of such plan shall be provided to Sponsor upon request;

                3.4.6 Recommend advertising material to promote the Community through the mass media and direct mail with ongoing measurement of actual results to projections. LCS shall provide Sponsor with periodic reports regarding such marketing results. All such advertising materials shall appropriately identify Sponsor as the owner-operator. At the request of the Sponsor, LCS will review the qualifications and make recommendations as to the usage of outside advertising and public relations agencies;

                3.4.7 Regularly monitor the occupancy level and make specific recommendations with regard to marketing procedures and promotions;

                3.4.8 Annually prepare and review a comparative report on competition with specific recommendations to the Sponsor as may be needed;

                3.4.9 Provide a regular review by an LCS marketing specialist of the Community marketing program, with appropriate on-site visits; and

                3.4.10 Develop a referral marketing program.

        3.5 SUPPORT SYSTEMS. LCS continues to develop and make available a broad range of support systems.

                3.5.1 A partial list of those systems that are provided without additional cost to the Community follows:

                A. Access to national contracts for certain services and supplies.

                B. Compliance services similar to those provided to other communities it manages. Such services include informing Sponsor of statutes, regulations and other licensing requirements relating to operating a life care retirement community which are made available to LCS from time to time, and making recommendations when changes in procedure or contract forms may be necessary in order to achieve compliance with such requirements, subject to paragraph 4.2 below.

                C. Access to participation in a group casualty insurance program.

                D. Lobbying for the interests of the industry at the federal, state and local levels.

                E. Management Information Systems including user training, hardware support, sharing of LCS-developed software and periodic updates. Non-LCS developed software may require a licensing fee.

                F. Policy and procedure manuals for resident services; office management; marketing; bookkeeping; heath center; preventive maintenance; safety; resident council relations; and administrator-in-training.

                G. Resident Data Base as a cornerstone for managing resident information.

                H.      Safety program.

                I. Standards of operation for a life care retirement community.

                J. Team Review as an operational audit. Travel related expenses incurred by the team will be reimbursable costs to the Sponsor pursuant to paragraph 6.2 below.

                3.5.2 A list of services that are available to the Community at an additional cost include:

                A. Actuarially Based Financial Accounting special periodic studies.

                B. Functional specialists available for short-term assignment during periods of staff shortages in critical service areas.

                C. Resident Satisfaction Survey independently administered and interpreted.

                D. Development consultant for expansions, additions and refurbishments.

                E. Capital asset replacement studies conducted by a qualified engineer.


                    IV. SPECIFIC RESPONSIBILITIES OF SPONSOR

                4.1 POLICY DETERMINATIONS. The Sponsor shall:

                4.1.1 Establish policies relating to the level of services provided in the Community;

                4.1.2 Adopt budgets to establish guidelines for revenue and expense;

                4.1.3 Establish the short-range and long-range goals of the Community;

                4.1.4 Review and evaluate the performance of LCS in carrying out the policies and in attaining the goals established by the Sponsor;

                4.1.5 Initiate a third party review of resident satisfaction on a regular basis; and

                4.1.6 Periodically review and confirm or change the policies, budgets and goals of the Community.

        4.2 LEGAL SERVICES. LCS shall not perform or have the responsibility for the performance of legal services in connection with the activities arising hereunder. The Sponsor shall retain the services of legal counsel, at Sponsor's cost, to perform all legal services relating to the Community. While the legal counsel retained by the Sponsor shall be directly responsible to the Sponsor, such legal counsel shall be directed to cooperate with and assist the Sponsor and LCS in the development of contracts, in advising the Sponsor and LCS regarding, and confirming the Community's compliance with, all applicable laws, rules, regulations and ordinances, and in fulfilling the obligations of the Sponsor and LCS hereunder.

        4.3 AUDITORS. Except as otherwise provided in paragraph 3.3, LCS shall not perform or have the responsibility for the performance of accounting services in connection with the activities arising hereunder. The Sponsor shall retain the services of a certified public accounting firm, at Sponsor's cost, to perform annual audits, to prepare tax returns, to prepare any other reports required for federal or state regulatory agencies which require licensure and/or certification, and to perform other necessary outside auditing and accounting services relating to the Community. While such certified public accounting firm shall be directly responsible to the Sponsor, it shall be expected to cooperate with and assist Sponsor and LCS in the development and maintenance of the Community bookkeeping, accounting and financial control systems and in fulfilling the obligations of Sponsor and LCS hereunder.

        4.4 COORDINATION. The Sponsor and LCS agree to coordinate their respective ownership and management activities as necessary to promote the efficient and effective operation and management of the Community. Sponsor shall issue orders concerning the management of the Community only through LCS.

        4.5 COMMUNITY COSTS. The Sponsor shall be responsible for all capital costs, operating costs, wages, salaries, employee benefits, expenses, fees, penalties, and losses of the Community. The Sponsor shall be responsible for and will reimburse LCS and the employees, officers, agents, directors or shareholders of LCS for any fines imposed on them in connection with the Community and this Agreement, except for any such fines which are imposed because of the gross negligence, malfeasance, or fraud of LCS or of the employees, officers, agents, directors or shareholders of LCS.

        4.6 OPERATING REPORTS; MEETINGS. During the term of this Agreement, the Sponsor shall, within 14 days of issuance, furnish to LCS copies of all monthly, annual or other periodic financial information, reports, projections (with assumptions), operating statistics and other analytical information pertaining to the Community (other than any such information received by the Sponsor from LCS), and copies of the minutes of all meetings (other than executive sessions) of the board of directors of the Sponsor. During the term of this Agreement and at the option of LCS, a representative of LCS may attend, as an observer, any meetings of the board of directors of the Sponsor, except for executive sessions. The Sponsor shall give LCS the same notice of meetings of the board of directors of the Sponsor as is required to be given to members of the board of directors of the Sponsor, and shall specifically designate thereon any such meetings which are executive sessions.

        4.7 INSURANCE. During the term of this Agreement, the Sponsor shall apply for and maintain, at Sponsor's expense, with reputable and financially sound insurance firms, policies of insurance to insure itself and LCS against public liability (including contractual liability insurance as applicable to Sponsor's obligations under paragraph 7.15), professional liability, workers' compensation, elevator liability, fire and extended coverage,boiler and machinery, payroll holdup, employee dishonesty insurance, property, all risk, and such other policies in amounts as necessary and proper for the type of activities required of LCS hereunder and the type of activities in which the Sponsor is engaged. The Sponsor may obtain any additional insurance coverage that it deems advisable. The Sponsor agrees to include LCS as an additional insured on any such policies as may be requested by LCS from time to time, and to provide LCS with complete copies of such policies and certificates of insurance which evidence such coverages. Such policies shall be endorsed to provide that such insurance is primary to any insurance purchased directly by LCS, and is not excess or contributing insurance. If the Sponsor fails to obtain and maintain such insurance with amounts and coverages normally provided LCS in similar communities managed by LCS, LCS may obtain such insurance for its own benefit, and the cost thereof shall be a reimbursable expense pursuant to paragraph 6.2.

        4.8 COOPERATION. The Sponsor shall cooperate with LCS in every respect and shall furnish LCS all information required by LCS for the performance of its services and shall permit LCS to examine and copy any data in possession and control of the Sponsor affecting management and/or operation of the Community and shall in every way cooperate to enable LCS to perform its services satisfactorily.

        4.9 CHANGE OF RESIDENCY AGREEMENT. During the term of this Agreement, the Sponsor shall not change the form of residency agreement without consulting with and obtaining the approval of LCS, which approval shall not be unreasonably withheld.

        4.10 PROMPT DECISIONS. During the term of this Agreement, the Sponsor shall examine documents, reports and other materials submitted to the Sponsor by LCS and render decisions pertaining thereto promptly to avoid unreasonable delay. The Sponsor shall, when requested by LCS, designate representatives authorized to act on Sponsor's behalf. The Sponsor shall have the responsibility for approving applications for occupancy and in connection therewith, shall be responsible for assuring compliance with all nondiscrimination and other laws relating to such decisions.

        4.11 CONSULTATION PRIOR TO MAJOR CHANGES. During the term of this Agreement, the Sponsor shall not initiate expansion, assign or transfer the Community without first having consulted with LCS.

        4.12 UNIFORM ACCOUNTS. The Sponsor shall use the uniform chart of accounts recommended by LCS, and shall obtain and maintain computer equipment compatible with the systems and programs used by LCS.

        4.13 BANKING. The Sponsor shall maintain an account in the Sponsor's name at a federally insured bank, and shall designate the director of operations management, the chief administrative officer and the assistant administrative officer, if applicable, as signatories of accounts therein.

        4.14 TAXES. The Sponsor agrees to pay any sales or use tax or similar charges which may be imposed on any payments required to be made by the Sponsor hereunder.


                             V. TERM AND TERMINATION

        5.1 TERM. This Agreement shall have a term which commences approximately 6 full calendar months prior to the projected month of initial occupancy of the Project and will continue until terminated by either party as herein provided. Sponsor may terminate this Agreement by giving LCS at least 6 months' prior written notice of its desire to terminate, at any time after five (5) years from the date when at least 50% of the voting stock of both LCS and North Oaks Properties, Inc. cease to be owned, directly or indirectly, beneficially or of record, by employees of The Weitz Corporation or its affiliates. If not so terminated by Sponsor, this Agreement shall continue for successive three (3) year periods until terminated as provided herein. In the event of such notice, termination shall take effect at the end of the 6th month following the month during which the notice to terminate is received by the Sponsor. (Example: If the termination notice is received on December 2, the termination will take effect on June 30 of the following year.)

        5.2 TERMINATION FOR CAUSE. Notwithstanding the foregoing, this Agreement may be terminated by either party at any time if the other party files or has a petition or complaint in receivership or bankruptcy filed against it which has not been dismissed within 60 days of such filing, or makes a general assignment for the benefit of its creditors, or if the other party fails to properly perform the obligations imposed upon it under this Agreement. In the event that a party elects to terminate this Agreement as a result of the occurrence of any event specified in the preceding sentence, it shall give the other party 60 days prior written notice of such termination and of the cause therefor, and such termination shall be effective 60 days after the mailing thereof, unless the stated grounds for termination have been remedied by the other party prior to that date.


                       VI. COMPENSATION AND REIMBURSEMENT

        6.1 COMPENSATION. The Sponsor shall pay to LCS an annual fee in the amount set forth herein, payable without interest in equal monthly installments on the last day of each calendar month. The annual fee shall be an amount equal to five percent (5%) of budgeted operating revenues for the Project (including service fees and other revenues applied to reduce service fees) for a given Project fiscal year; provided, however, that:

                6.1.1 if actual operating revenues for that fiscal year exceed the budgeted operating revenues, an amount equal to five percent (5%) of such excess shall be paid to LCS by the Sponsor as an additional fee within 90 days following the end of that fiscal year; and

                6.1.2 if budgeted operating revenues for that fiscal year exceed actual operating revenues, an amount equal to five percent (5%) of such excess shall be reimbursed to the Sponsor by LCS as a reimbursement of excess fees within 90 days following the end of that fiscal year.

        6.2 REIMBURSEMENT. The Sponsor shall pay to LCS, within 10 days from the date of mailing of an invoice, the net cost of reasonable transportation, living expenses and subsistence for employees, officers and agents of LCS or outside consultants of LCS when traveling in connection with the performance of the services being performed pursuant to this Agreement, together with any other expenses incurred by LCS in connection with the performance of its services hereunder, including without limitation long distance telephone expense, copying, mailing or express shipments, and other miscellaneous office expenses that relate to the Community. All such expenses shall be adequately itemized on the invoices.

        6.3 DEFERRALS. Notwithstanding the foregoing provisions of paragraph 6.1 above, such monthly management fees shall be payable only to the extent of available funds of the Sponsor. "Available funds" means all revenues, cash, funds, proceeds and other receipts of the Sponsor, but less cash funds used to pay operating expenses of the Community and less cash funds required to be used to pay Sponsor's current obligations (not including those to LCS under paragraph
6.1 but including outstanding loans with respect to the Community other than loans made by Sponsor or its partners or by LCS prior to the date hereof). Any monthly management fees so deferred hereunder shall accrue interest as provided in paragraph 7.13 below.

        6.4 SPECIAL ARRANGEMENT. Notwithstanding the foregoing provisions of paragraphs 3.2.1 and 6.1, however, LCS agrees that, until the Adjustment Date (as hereinafter defined), (i) the total compensation of the chief administrative officer shall not be a reimbursable expense, but shall be borne by LCS, and (ii) the monthly fee shall be a fixed fee of $21,012 a month, subject to being increased on each January 1 following the date hereof by the same percentage as the Consumer Price Index for All Urban Items ("CPI-U") for the preceding December is greater than the CPI-U for December of the prior year. No reductions shall be made in the event of a decrease in the CPI-U. The "Adjustment Date" means the last day of the month during which the Fair Share Allocation Formula under the residency agreements has been fully implemented such that any increase in payments to be made to LCS by the Sponsor, if any, resulting from the reimbursable nature of the chief administrator's total compensation and the change in month fee from the adjustable fixed fee to the percentage fee, are thus fully paid by the residents. Following the Adjustment Date said provisions of paragraphs 3.2.1 and 6.1 shall thereafter fully apply, and this paragraph 6.4 shall be of no further force and effect.


                                  VII. GENERAL

        7.1 INSURANCE SUBROGATION. No indemnity shall be paid to the other party under this Agreement where the claim, damage, liability, loss or expense incurred was or was required to be insured against by such other party for whose benefit such indemnity would run. Any insurance policies obtained by the parties pursuant to this Agreement shall contain provisions or have the effect of waiving any right of subrogation by the insurer of one party against the other party or its insurer. Each party hereby releases the other from any claims to the extent covered by insurance obtained by the parties pursuant to this Agreement. Such release and waiver shall apply under all circumstances, including whether or not the released party was negligent.

        7.2 RESERVATION OF PROPERTY RIGHTS. The trade name "North Oaks" and documents, forms and occupancy development materials exclusively related to the Community shall be the property of the Sponsor; provided that they may be used by the Sponsor only in connection with the Community. The ownership of all other trade names, trademarks, ideas, documents, forms, manuals, systems, software, occupancy development material, resident data base, leads management information and other materials created by LCS either prior to this Agreement or as a result of this Agreement is proprietary in nature and will remain the property of LCS, and upon the termination or expiration of this Agreement, all rights of the Sponsor therein shall automatically cease and terminate.

        7.3 PUBLIC NOTICES. So long as this Agreement is in force, LCS agrees that the Sponsor may represent to the public that the management is being done by LCS, and the Sponsor agrees that the LCS name will be identified, in an appropriate way, in the Community relations and occupancy development program materials as being responsible for said management services. Sponsor shall be identified, in an appropriate way, as being the owner-operator.

        7.4 STATUS OF PARTIES. LCS and the Sponsor are not joint venturers or partners of each other, and neither shall have the power to bind or obligate the other except as set forth in this Agreement.

        7.5 ADDITIONAL ACTION. In order to carry out the intent and spirit of this Agreement, the Sponsor and LCS will perform such further acts necessary, including the execution of other agreements, documents and instruments.

        7.6 AMENDMENT. This Agreement sets forth the entire agreement between LCS and Sponsor. Any change or modification of this Agreement must be in writing and signed by all parties hereto.

        7.7 ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and assigns. Notwithstanding the foregoing, neither party shall, without prior written approval of the other party, assign any of its rights or obligations under this Agreement.

        7.8 GOVERNING LAW. This Agreement and its interpretation, validity and performance shall be governed by the laws of the State of Maryland, without regard to principles of conflicts of law.

        7.9 NO INDIVIDUAL LIABILITY. This Agreement has been executed on behalf of the Sponsor and LCS by their respective officers solely in their representative capacities, and no officer, director, agent, employee, shareholder or attorney of the Sponsor or of LCS shall have any personal liability hereunder to any person.

        7.10 APPROVALS. Whenever in this Agreement or otherwise in order to carry out its spirit and intent, the consent, approval or agreement of the Sponsor or LCS is required, it is agreed that it will not be unreasonably withheld. Measures of reasonableness shall include the degree to which the recommendations are consistent with other communities managed by LCS, the degree to which the recommendations will result in a financially sound Community, and the degree to which the recommendations are consistent with earlier recommendations previously approved.

        7.11 LCS EMPLOYEES. Without the prior written consent of LCS, the Sponsor will not interfere with the employment relationship between LCS and the administrative officers, and for a period of three years following termination or expiration of this Agreement, Sponsor will not employ or engage any person who was an LCS employee assigned to the Community at any time during the last twelve (12) months of the term of this Agreement.

        7.12 CONDITIONS BEYOND CONTROL OF PARTIES. Neither party shall be held liable for a failure to comply with any of the terms of this Agreement (other than payment defaults) to the extent such failure has been caused by fire, labor dispute, strike, war, insurrection, government restrictions, force majeure or act of God beyond the control and without fault on the part of the party involved, provided such party uses due diligence to remedy such default. Without limiting the generality of the foregoing, it is understood that circumstances are likely to arise from time to time which may require that budgets be exceeded, and LCS shall not be liable for budget overruns.

        7.13 INTEREST. Any sums due but unpaid hereunder shall bear interest at a rate equal to the floating annual rate as announced from time to time and charged by Maryland National Bank, Baltimore, Maryland to its most credit worthy customers (generally referred to as prime rate of interest), compounded annually from the due date until paid.

        7.14 NOTICES. Any notices, demands, consents or other communications hereunder (collectively, "notices") shall be in writing and, unless otherwise specifically provided, shall be deemed effective when delivered personally or sent by facsimile transmittal or by registered or certified mail, first class postage prepaid, addressed as follows:

                7.14.1  if addressed to LCS:

                        Life Care Services Corporation
                        800 Second Avenue
                        Des Moines, IA  50309
                        Attention:  Senior Vice President - Operations

                        Fax No.: [515] 245=7609


                7.14.2  if addressed to the Sponsor:

                        North Oaks Partnership
                        c/o North Oaks Properties, Inc.
                        800 Second Avenue
                        Des Moines, IA  50209
                        Attention:  President

                        Fax No.: [515] 245=7609

                with a copy to:

                        Mullan-North Oaks Limited Partnership
                        c/o Rosedale Co., Inc.
                        Suite 210, The Foxleigh Building
                        2330 W. Joppa Road
                        Lutherville, Maryland  21093
                        Attention:  President

                        Fax No.: [410] 296=1126

or as to any party, at such other address as such party may specify to the other party in a notice given in compliance with this paragraph 7.14.

        7.15 INDEMNITY. The Sponsor shall be solely responsible for all loss, damage, injury or death sustained by any person and to any property directly or indirectly arising out of this Agreement or the activities performed pursuant to this Agreement, except to the extent caused by the gross negligence or willful misconduct of LCS. With respect to any such loss, damage, injury or death, the Sponsor agrees to defend, indemnify and hold LCS harmless therefrom, including all costs incurred by LCS in the defense of any claims brought against it or any action in which it is named as a party, such as attorney fees, costs of investigation and proof of facts, court costs and other expenses. To the extent the loss, damage, injury or death is caused by the gross negligence or willful misconduct of LCS, LCS agrees to defend, indemnify and hold Sponsor harmless therefrom, including all costs incurred by Sponsor in the defense of any such claims brought against it, or any action in which it is named as a party, such as attorney fees, costs of investigation and proof of facts, court costs and other expenses. This indemnification obligation shall survive termination of this Agreement, and is subject to the waiver of subrogation provisions of paragraph 7.1.

        7.16 ARBITRATION. Any dispute, claim or controversy of any kind between the parties arising out of this Agreement or involving the interpretation or application of any provision of this Agreement shall be submitted to arbitration in Baltimore, Maryland, in accordance with the commercial arbitration rules of the American Arbitration Association; provided, that each party shall be required to submit its proposed resolution of each issue of such dispute, claim or controversy to the arbitrator and the arbitrator shall be required to render a decision adopting in full one or the other of such proposed resolutions on a per issue basis, and no compromises or alternative resolutions shall be allowed or considered by the arbitrator. The parties jointly shall agree on one arbitrator. If the parties are unable to agree in good faith within a reasonable time on the selection of one arbitrator, either party may request appointment of an arbitrator by the American Arbitration Association. The arbitration decision shall be final and binding on both parties unless the arbitration is fraudulent or so grossly erroneous as to necessarily imply bad faith. General costs of arbitration (arbitrator's fees, location costs, etc.) are to be shared by both parties equally, provided that the arbitrator may choose to award general costs of arbitration against the losing party if he or she determines that the final position urged by the losing party was not reasonable.

        7.17 SEVERABILITY. In case any one or more of the provisions hereof is determined to be invalid, or unenforceable in any respect, the validity of the remaining provisions will in no way be affected, prejudiced or disturbed thereby.

        7.18 CONFIDENTIALITY. No provision of this Agreement shall be disclosed by the Sponsor to any person, firm or corporation without the prior written approval of LCS, except that Sponsor may disclose any provision hereof without the consent of LCS to the extent necessary to comply with any statute, governmental rule or regulation or court order to which Sponsor or the Community may be subject.

        7.19 CONFLICTS OF INTEREST. It is expressly understood and agreed that LCS may engage in any other business and business activities, including those that compete with the business of the Sponsor. Without limiting the generality of the foregoing, Sponsor acknowledges that LCS is also performing management services for the Blakehurst life-care community located near Towson, Maryland, and Sponsor consents thereto and fully releases LCS from any claims arising in connection therewith.


                               VIII. LCS ADVANCES

        8.1 LCS ADVANCES. Prior to the date hereof, LCS has made loans to the Sponsor. Such loans will bear interest as provided in paragraph 7.13 above. Such loans are guaranteed by North Oaks Real Estate Partnership and by Gwynns Falls Limited Partnership and are secured by that one certain Indemnity Deed of Trust dated May 9, 1991 given by Gwynns Falls Limited Partnership and by that one certain Deed of Trust and Security Agreement dated May 9, 1991 given by Gwynns Falls Limited Partnership and related agreements, both for the benefit of LCS. Such loans shall be due and payable monthly to the extent of available funds of Sponsor, North Oaks Real Estate Partnership, or Gwynns Falls Limited Partnership ("Obligors"), as follows:

                8.1.1 all available funds of an Obligor shall be first applied in payment of all project operating costs of any of the Obligors. For this purpose, the Obligors and LCS agree that all resident entrance payments and owner supervision fees, if any, shall be considered as available funds;

                8.1.2 all available funds of an Obligor in excess of funds required to pay the paragraph 8.1.1 priority payments shall then be applied to pay LCS all accrued but unpaid management fees due to LCS from Sponsor hereunder together with accrued interest thereon. Sponsor and LCS acknowledge that Sponsor owes LCS $604,626 of accrued but unpaid management fees together with accrued interest thereon, through December 31, 1992. Any additional accrued but unpaid management fees due to LCS from the Sponsor after December 31, 1992 shall be added to the principal balance hereof and shall be paid, together with interest thereon, out of available funds of the Obligors based on this paragraph 8.1.2 priority payment level;

                8.1.3 all available funds of an Obligor in excess of funds required to pay the paragraph 8.1.1 and paragraph 8.1.2 priority payments shall then be applied to repay LCS the amount of $427,000;

                8.1.4 all available funds of Sponsor in excess of funds required to pay the paragraph 8.1.1 and paragraph 8.1.2 and paragraph 8.1.3 priority payments shall then be applied by Sponsor to fund the General Reserve Fund and the Partnership Distribution Fund to the extent required to satisfy the requirements of section 5.21(a) and section 5.22(a) of the Trust Indenture dated February 1, 1990 between Sponsor and Boatmen's National Bank of Des Moines (f/n/a First Interstate Bank of Des Moines, N.A.); and

                8.1.5 all available funds of an Obligor in excess of funds required to pay the paragraph 8.1.1 and paragraph 8.1.2 and paragraph
        8.1.3 priority payments (and, as to Sponsor, to pay the paragraph 8.1.4 priority payments) shall then be applied to repay LCS the balance of such loans ($3,264,199 as of December 31, 1992) together with all interest which thereafter accrues on the principal balance thereof which remains outstanding from time to time.

        8.2 DEFERRED PAYMENTS. LCS agrees to accept payments as aforesaid, and agrees that Sponsor shall not be required to request additional loans to be made to Sponsor by its partners to fund any portion of such payments, and that such partners or their affiliates shall not be obligated to make such loans or capital contributions to make payments of the loans made by LCS.

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement on the day and year first above written.



NORTH OAKS PARTNERSHIP                  LIFE CARE SERVICES
By:  North Oaks Properties, Inc.          CORPORATION


By: /s/ Stan G. Thurston                  By: /s/ Edward R. Kenny
    -----------------------------------       ----------------------------------
    Stan G. Thurston, President               Edward R. Kenny,
                                              Senior Vice President - Operations

By: Mullan-North Oaks Limited Partnership
    By: Rosedale Co., Inc.


   By: /s/ T.F. Mullan
       -------------------------------
       Thomas F. Mullan III, President